EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000

U.S. Physical Therapy Announces
 Another Acquisition

Houston, TX, November 1, 2017 – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced that the Company has just completed the acquisition of a nine clinic physical therapy practice that also has two management contracts with third party therapy providers. USPH acquired a 70% interest with the practice’s clinical owners retaining 30%. The purchase price was $4.5 million. The business generates more than $8.7 million in total annual revenue. This year they should see approximately 67,000 patient visits at their owned clinics.

Thus far in 2017 U.S. Physical Therapy has completed five partner-centric acquisitions adding 39 clinics, 10 management locations and a workforce performance solution’s business whose services include onsite injury prevention and rehabilitation, performance optimization and ergonomic assessments.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 579 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic related disorders and sports related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 32 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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